UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 3, 2006

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 3, 2006, Kimball Electronics (Wales) Limited, ("Kimball Wales"), and its parent company, Kimball Electronics Manufacturing, Inc., an indirect subsidiary of Kimball International, Inc. ("the Company"), entered into an Asset Purchase Agreement ("Agreement") for the acquisition of the Bridgend, Wales, UK manufacturing operation of Bayer Diagnostics Manufacturing Limited ("BDML"), and its parent company, Bayer Healthcare, LLC ("BHC"), a member of the worldwide group of companies headed by Bayer AG.

Kimball Wales agreed to pay BDML a sum of $25.2 million (14.4 million GBP). The purchase price will be adjusted, in a period not to exceed 120 days, by the difference in the final aggregate net book value of the acquired machinery, equipment and inventory on March 31, 2006 and the $25.2 million (14.4 million GBP). The purchase price, which was primarily for inventory, also included machinery and equipment, records, manufacturer warranties, rights to operating contracts and to the extent permitted by their terms or applicable law, licenses, permits, authorizations and registrations (excluding licenses, permits, authorizations and registrations relating to the marketing of products) of BDML. In addition, the acquisition will constitute a transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981, and accordingly, the employment contracts of the employees of BDML will not terminate and will transfer automatically to Kimball Wales, who becomes the employees' employer. Excluded from the Agreement are the land, building, all intellectual property rights, certain contractual agreements including all contractual arrangements for the sale or distribution of products, all cash, all accounts receivable and all liabilities of BDML. The Agreement also contains representations, warranties and indemnification provisions customary for agreements of this type.

The acquisition is expected to enable the Electronics Contract Assemblies segment of the Company to capitalize on growth opportunities in the medical market. The BDML workforce and their capabilities are anticipated to significantly add to the Electronics' segment package of value that is offered to medical customers and is a step in the Company's strategy to advance global capabilities and responsiveness in electronics. Kimball Wales will lease the current facility and will continue to provide manufacturing services to BHC for the products BDML currently manufactures at the plant as well as seek new medical customers for the facility. Recent sales for this facility on an annualized basis, adjusted based on anticipated changes to the pricing structure subsequent to the acquisition, were approximately $240 million (140 million GBP). This information is an estimate based on historical information and anticipated pricing changes, and is not necessarily indicative of future results.

The closing of the purchase was effective April 3, 2006.

Certain statements contained within this document could be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of words such as "believes", "estimates", "projects", "expects", "anticipates" and similar expressions. Forward-looking statements are subject to risks and uncertainties including, but not limited to, unexpected transitional issues with the acquisition, general economic conditions, foreign currency exchange rate fluctuations or similar unforeseen events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer

Date: April 3, 2006

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